Exhibit 10.21

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 17 C.F.R. 24b-2

MANUFACTURING AND PURCHASE AGREEMENT

This manufacturing and purchase agreement (“Agreement”), by and between Masimo Corporation (“Masimo”), a Delaware corporation having principal offices at 40 Parker, Irvine, CA 92618, and Analog Devices, Inc., a Massachusetts corporation having a principal address at One Technology Way, Norwood, MA 02062 (“ADI”), is effective as of October 2, 2008 (the “Effective Date”).

“Labs” shall mean Masimo Laboratories, Inc., with offices at 30 Fairbanks, Suite 100, Irvine, CA 92618.

Masimo and ADI desire to enter into a relationship in which ADI will develop and manufacture the following products for Masimo a […***…] SHARC digital signal processor as specified in Schedule 1 (the “DSP Product(s)”). The parties agree as follows:

1.	Agreement Term: This Agreement shall become effective on the Effective Date set forth above and shall remain in effect until September 30, 2015, unless terminated earlier or extended as a result of delay in initial delivery of production-level DSP Products (the “Term”).

2.	Scope: ADI agrees to develop, manufacture and sell DSP Products to Masimo at the prices specified in Schedule 2, subject to all volume purchase commitments and other pricing terms set forth in Schedule 2. Upon Masimo’s written instruction, ADI shall also sell DSP Products directly to contract manufacturers to use for the benefit of Masimo, provided that such contract manufacturer has entered into an agreement with Masimo under which it is subject to the payment obligations set forth in this Agreement and is contractually precluded from using the DSP Products for any other purpose. ADI shall furnish the DSP Products or services in accordance with the delivery schedule set forth in Schedule 3. Unless otherwise stated, prices include all charges for inspection, and packaging, including, but not limited to, all federal, state and municipal sales, use and excise taxes, and any customs duties not otherwise paid or provided for by Masimo, and shall remain fixed until completion of the deliveries contemplated hereunder. The price in this Agreement is a direct OEM price when procured in the United States of America by Masimo. For sales of the DSP Products outside of the United States of America or to a third party on behalf of Masimo, the parties shall by mutual agreement adjust the pricing contained in Schedule 2 by an amount equal to the differential cost associated with delivery to the third party or international delivery location, taking into consideration all factors such as taxes, import duties and differential transportation costs.

3.	Purchase Order: The purchase and sale of DSP Products between the Parties shall be made by means of purchase orders placed by Masimo to ADI (“PO(s)”) during the term of this Agreement in accordance with the provisions hereof. POs and change orders may be placed by facsimile or email. ADI will confirm PO deliveries to Masimo within five (5) working days after receipt. Masimo shall have an acceptance period of one (1) week following each delivery to confirm that the DSP Products delivered (i) match the part numbers and quantities ordered, (ii) have arrived undamaged and (iii) are the correct part numbers. Masimo’s failure to reject DSP Products during the acceptance period shall not affect its warranty rights as set forth in this Agreement. Confirmation of deliveries and acceptance may be by facsimile or email. All POs for products submitted by Masimo shall state the following: (I) price in U.S. dollars, (II) quantities ordered,

* Confidential Treatment Requested

(III) the delivery dates, (IV) destination, and (V) requested method of shipment, in accordance with the terms and conditions hereof.

4.	ADI’s Rights Regarding Custom Analog Products. Before accepting an offer from any other potential supplier, Masimo shall negotiate in good faith with ADI for a period of thirty (30) days for the development and supply of any custom analog circuitry product that Masimo may require for use in of any commercially available product that Masimo makes that includes linear circuitry during the Term. If Masimo in its discretion determines that ADI has made a proposal that is competitive in features, pricing and terms of sale in the best alternative offer, then Masimo shall include ADI as a preferred supplier for that product. Masimo has an agreement with Labs in which Labs has agreed during the Term of this Agreement to also […***…] and, if Labs in its discretion determines that […***…]. In such event and if the product is a custom analog circuitry product, the parties agree to negotiate in good faith a separate agreement at that time.

5.	Masimo’s Obligations Regarding the DSP Product. Masimo has an agreement with Labs in which Labs has agreed during the Term of this Agreement to […***…] first commercial sale of such product, given that Labs in its discretion determines that the DSP Product meets Labs’ requirements for features and power consumption. […***…]

6.	Exclusivity, Use and Use Limitation:

a.	Exclusivity. During the Term of this Agreement and for a period of five (5) years thereafter (the “Exclusivity Period”), ADI shall not promote or knowingly build, sell or distribute DSP Product, or any products manufactured in accordance with Masimo’s specifications or using Technology Developed (hereinafter defined) pursuant to this Agreement to any third party for use in blood constituent monitoring applications. For the purpose of this Agreement, the term “Technology Developed” shall mean (i) the […***…], excluding breakthrough designs, and (ii) any logic developed in compliance with, or derived from Masimo’s specified intellectual property, including […***…] contained in the Specifications. In addition, ADI shall prominently (i.e., capitalized or boldfaced in such manner as to cause it to stand out from adjacent text) include in the collaterals discussing these DSP Products, including in their datasheets, the following:

“NOT FOR USE IN IN-VIVO APPLICATIONS FOR BODY FLUID CONSTITUENT MONITORING, INCLUDING MONITORING ONE OR MORE OF THE COMPONENTS THAT FORM OR MAY BE A PART OF, OR CONTAMINATE HUMAN BLOOD OR OTHER BODY FLUIDS, SUCH AS, BUT NOT LIMITED TO CARBOXYHEMOGLOBIN, METHEMOGLOBIN TOTAL HEMOGLOBIN, OXYGEN SATURATION, OXYGEN CONTENT, FRACTIONAL ARTERIAL OXYGEN SATURATION, BILIRUBIN, GLUCOSE, DRUGS, LIPIDS, WATER, PROTEIN, AND PH.”

* Confidential Treatment Requested

Without limiting the foregoing and during the Exclusivity Period, ADI agrees not to sell DSP Products to any of the following companies unless such company has agreed in writing not to use the DSP Products for any in vivo application as set forth in the preceding sentence:

[…***…]

b.	Use. Unless otherwise agreed to by the parties, Masimo agrees that it shall use the pre-production version of the DSP Products (“Prototypes”) for testing purposes only. ADI shall appropriately mark all pre-production chips to identify them as Prototypes. Masimo will not sell, deliver, or make the Prototypes available to any third party without ADI’s express written permission.

c.	Use Limitation. THE DSP PRODUCTS SOLD UNDER THIS AGREEMENT ARE NOT DESIGNED, INTENDED OR APPROVED FOR USE IN CRITICAL APPLICATIONS, SUCH AS LIFE SUPPORT, IMPLANTABLE DEVICES, TRANSPORTATION, NUCLEAR, SAFETY OR OTHER EQUIPMENT WHERE MALFUNCTION OF THE PRODUCT CAN REASONABLY BE EXPECTED TO RESULT IN PERSONAL INJURY, DEATH, SEVERE PROPERTY DAMAGE OR SEVERE ENVIRONMENTAL HARM. ADI ACKNOWLEDGES THAT MASIMO INTENDS TO USE THE DSP PRODUCTS IN PRODUCTS THAT HAVE THE PRIMARY FUNCTION OF NON-INVASIVELY MONITORING BLOOD AND/OR OTHER BODILY FLUID CONSTITUENTS (“MASIMO MONITORING PRODUCTS”). EXCEPT FOR MASIMO MONITORING PRODUCTS, IF MASIMO USES OR SELLS PRODUCTS FOR USE IN SUCH CRITICAL APPLICATIONS IDENTIFIED ABOVE, MASIMO WILL DO SO AT MASIMO’S OWN RISK AND MASIMO AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS ADI FROM ANY AND ALL DAMAGES, CLAIMS, SUITS OR EXPENSES RESULTING FROM SUCH USE.

7.

Delivery and Payment: Masimo will provide a minimum six-month rolling demand forecast (“Forecast”) upon execution of this Agreement. Masimo will update the Forecast on a monthly basis, each time for a minimum six-month period. ADI shall use the Forecasts for planning purposes only. ADI shall maintain a safety stock which will be approximately 1 month of usage and be a mutually agreed-upon volume based on the actual monthly usage (“Safety Stock”). Masimo will place a non-cancelable blanket PO for DSP Products based on the Forecast with monthly releases against those POs providing a maximum of 16 weeks of lead-time. ADI shall ship DSP Product orders within following maximum lead times: (i) 4 weeks from Safety Stock and ship within 16 weeks for quantity exceeding Safety Stock but still within the Blanket PO. For requested volumes beyond Safety Stock and Blanket PO, ADI shall ship DSP Product order within 16 weeks after PO release date or as mutually agreed upon. Masimo may provide ADI with written notice that it would like to reschedule a delivery. ADI shall approve such notice request provided (i) the originally scheduled delivery date for the requested DSP Products is not currently scheduled for shipment within thirty (30) days of such notice and (ii) in the case of pushing out a shipment, such reschedule date is not beyond thirty (30) days from the originally scheduled shipment date; or in the case of pulling in a shipment, the Safety Stock is sufficient to cover the request. Masimo may return or store at ADI’s expense any DSP Products delivered more than 1 week in advance of delivery date. Forecasts are for planning purposes only and may vary by amount. ADI shall notify Masimo immediately at such time as ADI has knowledge of any impeding material shortage, governmental regulation, labor dispute or other event or

* Confidential Treatment Requested

impediment that could result in a delay in the delivery. ADI shall invoice Masimo for DSP Products upon shipment or in the case of services being performed hereunder, in accordance with the milestones outlined in Section 20 of this Agreement. Invoice terms will be net 30 days.

8.	Safety Stock: ADI agrees to hold available for sale four (4) weeks of DSP Product requirements (based on a mutually agreed-upon volume based on the actual monthly usage) in the ADI stocking facility currently located in the Philippines (the “Stocking Facility”). This DSP Product shall be available for sale exclusively to Masimo.

9.	Transportation: Prices as shown on Schedule 2 are FOB San Francisco point of entry, unless otherwise mutually agreed upon, with shipping (standard ground) prepaid by ADI and added to the invoice. Title and risk of loss shall pass to Masimo at the point of destination. Masimo will pay for incremental costs for expedited shipping unless such shipping is required as a result of ADI’s error.

10.	Packaging: The method of packaging shall be specified by Masimo in the Specifications. ADI shall be responsible for packaging, marking and shipping the Products in accordance with good commercial practices and all applicable laws. Each shipment shall include an itemized packing list containing: (I) PO number, (II) model/part number of the product, and (III) quantity, of shipped products, and (V) as well as the results of applicable quality assurance, certificate of conformance (C of C) and other tests performed with respect to the Products being shipped. Masimo reserves the right to reject any shipment not meeting these requirements.

11.	POST PRODUCTION DSP PRODUCT WARRANTY AND DISCLAIMER:

a.	Warranty. ADI represents and warrants that it has good title to the DSP Products and that it will convey such title to Masimo at the point of receipt of the DSP Products. ADI WARRANTS FOR A PERIOD OF ONE (1) YEAR AFTER MASIMO’S ACCEPTANCE OF THE DSP PRODUCTS AS FOLLOWS: (1) THAT ALL DSP PRODUCTS DELIVERED HEREUNDER ARE NEW (EXCEPT FOR REPAIRED DSP PRODUCTS) AND ARE FREE FROM DEFECTS IN DESIGN, MATERIAL AND IN WORKMANSHIP; AND (2) THAT THE DSP PRODUCTS PURCHASED HEREUNDER CONFORM TO APPLICABLE SPECIFICATIONS IDENTIFIED IN SCHEDULE 1. All warranties shall survive any inspection, delivery, acceptance, payment, expiration, or earlier termination of this Agreement and such warranties shall run to Masimo, its successors and assigns.

b.	Warranty disclaimer. EXCEPT AS PROVIDED HEREIN, ADI DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL ADI BE RESPONSIBLE UNDER ITS WARRANTY FOR ANY DEFECT THAT IS CAUSED BY NEGLIGENCE, STATIC DISCHARGE, MISUSE OF A DSP PRODUCT OR MISTREATMENT OF A DSP PRODUCT. ADI SHALL HAVE NO RESPONSIBILITY FOR ANY DSP PRODUCT THAT HAS BEEN ALTERED OR MODIFIED IN ANY WAY. ADI SHALL HAVE NO RESPONSIBILITY TO THE EXTENT ANY DEFECT OR FAILURE IS CAUSED BY NONCOMPATIBILITY OF THE DSP PRODUCTS WITH OTHER COMPONENTS USED BY MASIMO. ADI SHALL HAVE NO RESPONSIBILITY FOR DSP PRODUCTS PURCHASED THROUGH UNAUTHORIZED CHANNELS OR FAILURES/ERRORS IN MASIMO ROM SOFTWARE THAT IS INSTALLED IN THE DSP PRODUCT.

12.	SERVICES WARRANTY AND PRE-PRODUCTION DSP PRODUCT (“PROTOTYPES”) WARRANTY DISCLAIMER:

a.	Service Warranty. ADI WARRANTS THAT ALL SERVICES PROVIDED HEREUNDER ARE TO BE PERFORMED IN GOOD AND WORKMANLIKE MANNER AND THAT THE SERVICES CONFORM TO THE AGREED TO SPECIFICATIONS.

b.	Warranty Disclaimer. UNLESS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, ADI MAKES NO EXPRESS WARRANTIES AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

13.	Limitations and Exclusions of Liability:

A.	UNLESS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN A WRITING SIGNED BY BOTH PARTIES, NEITHER PARTY WILL INDEMNIFY, NOR DOES IT HOLD THE OTHER PARTY HARMLESS, AGAINST ANY LIABILITIES, LOSSES, DAMAGES AND EXPENSES (INCLUDING ATTORNEY’S FEES) RELATING TO ANY CLAIMS WHATSOEVER, INCLUDING WITHOUT LIMITATION, CLAIMS FOR PERSONAL INJURIES, DEATH OR PROPERTY DAMAGE RELATING TO THE DSP PRODUCTS SOLD HEREUNDER. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES DUE TO ANY CAUSE WHATSOEVER.

B.	THE PARTIES’ AGGREGATE LIABILITY UNDER THIS AGREEMENT SHALL NOT EXCEED ONE MILLION ($1,000,000) DOLLARS.

C.	NOTWITHSTANDING THE FOREGOING, THE PARTIES AGREE THAT THERE WILL BE NO LIMIT ON DIRECT DAMAGES FOR CLAIMS ARISING UNDER SECTIONS 14 (“INDEMNIFICATION”), 20 (“CONFIDENTIALITY”), 23 (“OWNERSHIP”) AND 25 (“RECALLS”).

D.	NOTHING IN THIS SECTION (“LIMITATIONS AND EXCLUSIONS OF LIABILITY”) REMOVES OR LIMITS (I) EITHER PARTY’S LIABILITY ARISING OUT OF DIRECT CLAIMS BROUGHT BY THIRD PARTIES OR (II) EITHER PARTY’S OBLIGATIONS AND PENALTIES CONTAINED IN SCHEDULES 2 & 3.

E.	SUBJECT TO THE PROCESS OUTLINED BELOW IN THIS SECTION 13E, NOTHING ELSE IN THIS SECTION (“LIMITATIONS AND EXCLUSIONS OF LIABILITY”) REMOVES OR LIMITS ADI’S LIABILITY WITH RESPECT TO A MATERIAL BREACH BY ADI OF SECTION 6(A):

If there is a breach by ADI of its obligations under Section 6(a), whereby ADI unknowingly distributed or sold a DSP Product to a third party in violation of Section 6(a), Masimo must first notify ADI of such breach and offer ADI a reasonable period of time to verify such breach and provide a cure for such breach. A reasonable period of time may vary in each instance, but in no event will exceed ninety (90) days from point of notice by Masimo (the “Cure Period”). If the breach is cured within the

Cure Period, the parties agree that this exclusion contained in Section 13E to the liability cap contained in this Section 13B will not apply.

14.	Indemnification:

a.	Infringement: ADI shall indemnify and defend Masimo of and from any claim that the DSP Products purchased hereunder, or any component thereof, as delivered, infringe any patent, trademark, copyright, mask work, or other intellectual property right of a third party, provided ADI is promptly advised of any such claim and has sole control of its defense or settlement. ADI will defend such action at its expense and will pay costs and damages finally awarded in any such action or agreed to in settlement. In the event that any injunction shall be obtained against Masimo’s use of the DSP Products or services, or any component thereof, by reason of infringement, ADI shall, at its sole option and expense, (i) procure for Masimo the right to continue using the DSP Products; (ii) replace or modify the same to become non-infringing but substantially equivalent in form, fit and function; or, if neither option is reasonably available to ADI, (iii) refund to Masimo an amount equal to the fees paid by Masimo to ADI for such enjoined components.

b.	Exclusions and Limitations: ADI shall not have any liability to Masimo to the extent that the claim is based upon (i) the use of a component in combination with hardware or software not furnished or specified by ADI in writing; (ii) the use of any component which has been modified or altered; (iii) the ROM code provided by Masimo; (iv) compliance with Masimo’s designs, Specifications or instructions that are specific to Masimo and do not appear in ADI’s commercially available version of the DSP Product; or (v) compliance with an industry standard or communication protocol. Masimo agrees to indemnify and defend ADI and its officers, directors, employees and agents from and against all such claims, provided that Masimo is promptly advised of any such claim and has sole control of its defense or settlement. Neither party shall enter into a settlement which creates an obligation on behalf of the other party or its suppliers without their written consent. THE FOREGOING INDEMNITY STATES MASIMO’S SOLE AND EXCLUSIVE REMEDY FOR INFRINGEMENT AND IS IN LIEU OF ALL EXPRESS, IMPLIED AND STATUTORY WARRANTIES WITH RESPECT TO INFRINGEMENT.

15.	Force Majeure: Should delivery of the Product or any obligations of either party be delayed by events beyond the affected party’s control, such as natural disasters, time for performance shall be extended by the period of the delay. ADI shall have a disaster recovery plan in place to minimize the effect of natural disasters. Such a plan should be provided to Masimo for its review upon request. ADI should utilize its best business practices to recover from disasters as quickly as possible and minimize DSP Product shipment delays.

16.	DSP Product Changes; Inventory Management:

a.	Masimo Change Orders. Masimo may request in writing that ADI incorporate engineering changes into the DSP Product. Such request will include a description of the proposed engineering change sufficient to permit ADI to evaluate its feasibility and cost.

ADI’s evaluation shall be in writing and shall state the costs and time of implementation and the impact on the delivery schedule and pricing of the DSP Product. ADI shall not be obligated to proceed with the engineering change until the parties have agreed upon the changes to the Product’s Specifications, delivery schedule and DSP Product pricing; and upon the implementation costs to be borne by Masimo including, without limitation, the purchase price for the initial […***…] DSP Products outlined in Schedule 2, any work in process (“WIP”) for the DSP Products, and the cost of Inventory on hand or on order that becomes obsolete. Unless otherwise agreed by the parties, the following will apply to any ROM code changes required by Masimo:

If Masimo wishes to request a change order in order to substitute obsolete ROM code, it must do so in writing. The cost of such change shall be $[…***…] plus the incremental commitment by Masimo to purchase an additional […***…] DSP Products over the remaining Term of the Agreement. Unless instructed otherwise by Masimo, ADI shall cease using the obsolete ROM code as of the notification date. Masimo and ADI shall mutually agree upon the disposition of WIP started prior to the date of such notification and for which ADI has not yet begun to imbed the ROM code (generally any time up to but not including the 21st day of production), which does not cancel the order, but, involves one or any combination of the following means of disposing of such cancelled WIP:

(i)	enable ADI to complete production of the WIP using updated ROM code if such ROM code is available on a timely basis; or

(ii)	instruct ADI to hold the WIP and invoice Masimo for ADI’s reasonable holding costs until Masimo can provide updated ROM code.

(iii)	Masimo shall not be entitled to cancel or submit a change order for any WIP for which ADI has begun to imbed ROM code as of the notification date.

b.	ADI Product Changes.

i.	ADI shall notify Masimo in writing of any proposed DSP Product, process or service change proposed by ADI or an ADI subcontractor (“Proposed Change”), either during the initial DSP Product development phase or after ADI has begun supplying DSP Products to Masimo. ADI shall ensure that its subcontractors are contractually obligated to notify ADI of proposed changes to DSP Product subassemblies or components sufficient to allow ADI to honor its obligations under this paragraph. ADI agrees to provide at least ninety (90) days prior written notice of any such Proposed Change. ADI will use its standard Product Change Notification (PCN) process, which ADI represents is in compliance to JEDEC standard JESD46C.

ii.	Subject to the foregoing notice provisions, ADI may, without Masimo consent, implement any Proposed Change under which the DSP Product remains compliant with Masimo’s schedule requirements and specifications for features, power and code compatibility. ADI agrees that it will not proceed with the implementation of any Proposed Change which affects schedule, features, or power until it receives written approval from Masimo.

* Confidential Treatment Requested

17.	Product End-of-Life.

a.	ADI shall not discontinue the DSP Products for 10 years after the Production milestone (as defined in Schedule 3).

b.	Thereafter, ADI may discontinue the DSP Product. On notice of termination, the parties shall discuss a solution, which involves the parties agreeing to meet at that point to determine if it would be reasonably necessary for ADI to transfer any ADI designs, mask works, and copyrights to Masimo and grant to Masimo licenses in such ADI patents, trade secrets and know-how as are necessary to enable Masimo to continue to have the DSP Product manufactured. Unless the parties agree otherwise, ADI shall give Masimo a minimum of one (1) year after written notice before discontinuation of any DSP Product offered for sale to Masimo hereunder. At any time before the effective date of such discontinuation or of any termination of this Agreement as set forth below, Masimo shall have the right to make a last time buy of any DSPProduct in cumulative quantities deemed sufficient by Masimo. The last delivery date for shipment of the purchased discontinued DSP Product shall not be more than twelve (12) months after the effective date of the discontinuation. Masimo’s right to make a last time buy as set forth in this paragraph is in addition to and does not limit its right to seek any remedies available to it at law or in equity in the event Masimo terminates this Agreement for cause. This paragraph shall survive any expiration or termination of the Agreement.

18.	Termination for Cause:

This Agreement may be terminated for cause by either party in the event the other party: (i) ceases to function, (ii) requests a termination due to a force majeure event that continues for more than sixty (60) days as outlined in Section 15 or (iii) fails to perform any of its material obligations hereunder and fails to cure such failure within thirty (30) days written notice to the other party. In the event of a termination by Masimo, the exclusivity provision contain in Section 6 shall remain in effect for the duration of period stated in Section 6. In the event of a termination by ADI, the exclusivity provision contain in Section 6 shall terminate upon the effective date of the termination.

19.	Inspection and Failure Analysis Reports: ADI agrees to supply Masimo with the results of any final inspections and/or summary test data performed by ADI with each shipment of DSP Product along with a Certificate of Conformance. In the event of a defect reported to and returned to ADI, upon request by Masimo, ADI will provide a failure analysis report. Masimo reserves the right to conduct an inspection of ADI’s facilities within a mutually agreed upon time during normal business hours to inspect and review the work including any Product in process, raw material management, adherence to quality control procedures and good manufacturing practices. If the results of such inspection indicate that a further inspection of ADI’s subcontract manufacturers is required, Analog will first attempt to obtain authorization from such subcontract manufacturers to provide inspection access to Masimo. If that request is denied, Analog will perform the inspection on behalf of Masimo and provide an inspection report to Masimo.

20.	Product Traceability. ADI agrees to establish and maintain procedures for identifying products at date code level during all stages of receipt, production and distribution to customer(s), and to keep records in accordance with such procedures.

21.	Confidentiality: The terms of the nondisclosure agreement entitled Mutual Nondisclosure Agreement dated June 29, 2006 and amended November 20, 2006 (as amended the “NDA”) are incorporated herein by reference and apply to the exchange of all proprietary information hereunder, including without limitation the existence and terms of this Agreement and all drawings, blueprints, descriptions, Specifications and pricing provided hereunder.

Notwithstanding Section 4 of the NDA (“Disclosure Period; Confidentiality Period”), the terms of the NDA shall apply to all Confidential Information (as defined in the NDA) exchanged by the parties at any time during the Term hereof.

22.	Non Recurring Engineering Services: In connection with its design and manufacture of the DSP Products, ADI shall provide non-recurring engineering services (“Services”) further described as follows. Compensation for such Services shall be as follows: totaling […***…], to be paid in accordance with the following schedule:

Amount	Payment Milestone
$[…***…]	On Execution of Agreement
$[…***…]	Tape Out — Release of GDS-II database to wafer foundry
$[…***…]	Engineering Samples provided pursuant to Schedule 3
$[…***…]	TOTAL

For the purpose of this Agreement (i) an “Engineering Sample” is defined as: A sample version of the DSP Product that the basic functionality of the design that has yet to be proven and it has not gone though appropriate quality controls to ensure its functionality will adhere to the Specifications; and (ii) “X-Grade Product” is defined as: A sample version of the DSP Product for which the basic functionality of the design has been proven but has not yet gone through the appropriate quality controls to ensure its functionality will adhere to the Specifications.

Engineering Samples are not guaranteed to operate in accordance with the Specifications or be error free; Masimo assumes all risks with use of these Engineering Samples in production mode.

X-Grade Products are fully warranted as set forth in Section 11, except that they are warranted to comply with Specifications only for a set of mutually agreed to functionality between Masimo and ADI, as agreed to at the time of X-Grade release by ADI. There is no warranty provided for X-Grade Products with respect to characterization and qualification criteria as these would be subject to change. Subject to the foregoing limitations of warranty and subject to Masimo’s risk for items outside of the warranty coverage, Masimo may use the X-Grade Products for production purposes.

The NRE fee includes (i) [...***...] for engineering samples and [...***...] with the Masimo code content for production parts and (ii) [...***...] quantities of engineering grade samples and [...***...] quantities of X-Grade parts. All additional parts need to be purchased separately.

* Confidential Treatment Requested

The parties will jointly prepare and present for final sign off by both parties, a detailed development plan with complete schedule, deliverables and Masimo dependencies within 30 days after the Effective Date.

The foregoing fees for Services may be refunded to Masimo upon late completion of the Product by ADI other than Force Majeure delays and to the extent caused by ADI, as set forth in Schedule 3.

23.	Ownership: Masimo shall retain and own (i) all Masimo pre-existing or independently developed products and Intellectual Property related thereto, and (ii) the circuit topology of any analog product made under this Agreement that incorporates the DSP Product (excluding the DSP Product itself) and all Intellectual Property related thereto, and (iii) Improvements to Masimo Technology (as defined below); ((i) through (iii) collectively, the “Masimo Materials”). Except for the Masimo Materials, ADI shall retain and own (i) all Intellectual Property related to ADI’s products, including the DSP Products (including the circuit topology of the DSP Products), (ii) all tooling developed under this Agreement, (iii) the library of design elements for the DSP Products and for any analog devices created under this agreement; and (iv) all rights, title, interest and Intellectual Property in all other Services work product and deliverables and all derivatives, enhancements and modifications thereof provided under this Agreement. As used in this paragraph, “Intellectual Property” means designs, discoveries, formulae, processes, manufacturing techniques, trade secrets, know-how, improvements, patents, trademarks, ideas or copyrightable works, business plans, marketing plans, pricing, customer lists, supplier lists, forecasts, strategies, and software, including all rights to obtain, register, perfect and enforce these proprietary interests.

Except as expressly described herein, the parties do not intend that ADI improve, enhance or modify Masimo products in any way; all intellectual property and rights that specifically relate to in-vivo monitoring of blood constituents, hemodynamics or pulmonary properties, or to other patient monitoring technologies, resulting from ADI’s exposure to, evaluation of and contact with Masimo’s Confidential Information disclosed, including but not limited to patents, trade secrets, and copyrights (“Improvements to Masimo Technology”) shall be the exclusive property of Masimo, regardless of the source of improvements or intellectual property.

24.	Insurance: At all times during the term of this Agreement each party shall carry and maintain such insurance against risks from actions contemplated under this Agreement as it reasonably believes to be necessary and economical. Such insurance shall be with issuers of recognized responsibility and may be carried under blanket policies maintained by such party. Each party shall, to the extent reasonably possible, include the other party as an additional named insured on such insurance policies.

25.	Recalls: ADI shall give Masimo prompt notice of any defective ADI product that may reasonably cause any Masimo product to be subject to a recall. In the event of a recall of Masimo products caused by or resulting from any defective ADI product, ADI shall provide to Masimo any and all assistance reasonably requested in connection with Masimo’s recall efforts, including, without limitation, providing to Masimo the lot numbers or serial numbers (as applicable), order numbers, and dates and locations of shipment of all defective ADI products. In addition to the warranty remedies outlined in this Agreement and without limiting the foregoing, the parties agree to follow the following process:

A.	A Masimo product issue is identified from any source.

B.	Masimo investigates the issue to determine the root cause. If the root cause is identified as a result of an ADI part:

i.	ADI is notified to determine the cause of the failure of ADI’s part;

ii.	ADI performs its analysis; and

iii.	Masimo and ADI come to agreement on the cause of the failure

C.	Masimo reviews the issue to determine if it merits a product recall within the meaning of the FDA or other regulatory bodies. If the issue results in a recall:

i.	Masimo issues recall notice:

ii.	Recalled parts are repaired or replaced with acceptable product

iii.	If it is determined that ADI’s part is the root cause of the issue Masimo shall negotiate the recall cost with ADI—including material, labor and shipping costs.

26.	General:

A.	Country of Origin Certificates. ADI shall on Masimo request provide an appropriate certification stating the country of origin for the DSP Products, sufficient to satisfy the requirements of the customs authorities in the country of receipt and any applicable export licensing regulations, including those of the United Sates.

B.	Assignment: Except in the case of a sale of all or substantially all of a party’s assets or acquisition of substantially all of the assets of the party making such assignment through merger or acquisition, this Agreement is not assignable by either party and any attempt to assign any rights, duties or obligations arising hereunder shall be void. Notwithstanding the foregoing, ADI may, as it deems necessary and upon written notice to Masimo, subcontract any part of the work or services to be provided pursuant to this Agreement, provided that (i) ADI shall remain responsible for the work of any such subcontractor, (ii) such subcontractor is bound under obligations of confidentiality equivalent to those set forth in this Agreement and (ii) ADI’s obligations and Masimo’s rights under this Agreement, including without limitation Masimo’s right to audit such subcontractors, apply to all such work or services as if ADI had performed such work or services itself.

C.	Governing Law: This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard for its conflict of laws principles. Each party agrees to perform its obligations hereunder in accordance with all applicable laws and rules and regulations now or hereafter in effect.

D.	Authority: Each party represents that it has full power and authority to enter into and perform this Agreement, and the person signing this Agreement on behalf of it has been properly authorized and empowered to enter into this Agreement

E.	Failure to Enforce: The failure of either party to enforce at any time over any period of time the provisions of this Agreement shall not be construed to be a waiver of such provisions or of the right of such party to enforce each and every such provision.

F.	Severability: In the event that any of the provisions of this Agreement shall he held to be unenforceable, the remaining portions of this Agreement shall remain in full force and effect.

G.	Notices: All notices required or permitted under this Agreement will be in writing and will be deemed received (i) when delivered personally; (ii) when sent by confirmed facsimile; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a commercial overnight carrier. All communications will be sent to the addresses set forth below or to such other address as may be designated by a party by giving written notice to the other party pursuant to this section:

Masimo:	Masimo Corporation Attention: Legal Department 40 Parker Irvine, CA 92618 Phone: 949-297-7000 Fax: 949-297-7099

ADI:	Analog Devices, Inc. Attention: Legal Department One Technology Way Norwood, MA 02062 Phone: 781-461-4000 Fax: 781-461-3491

Copy to:	Max K. Snapp Analog Devices, Inc. 940 South Coast Dr. Suite 230 Costa Mesa, CA 92626 Direct: (714) 432-5254 FAX: (714) 641-3937

Copy to:	Satya Simha Analog Devices, Inc. 3550 N. First St San Jose, CA 95134 Phone: 408-382-3049

H.	Compliance with Laws: ADI warrants that in performance of this Agreement or any PO hereunder it has complied with or will comply with all applicable international, federal, state and local laws including, but not limited to, export laws, OSHA, the Fair Labor Standards Act, as amended, and Executive Order 11246, as amended. In addition, ADI shall secure and maintain adequate Worker’s Compensation coverage. Upon request, ADI shall certify compliance with any of the aforementioned laws and regulations.

I.

FAR and DFAR Compliance: As a commercial item vendor, FAR 52.244-6, subparagraph (c)(1), identifies the FAR provisions that must be flowed down. DFAR 252-246-700 lists the DFARS that must be flowed down. As a result, ADI warrants that in the performance of this Agreement or any PO hereunder, it has complied with or will comply with the FARs and DFARs outlined in FAR 52.244-6, subparagraph (c)(1) and DFAR 252-246-700.

J.	Relationship between Parties: Nothing in this Agreement shall be construed as creating any partnership, joint venture, or agency between the parties.

27.	Entire Agreement: This Agreement constitutes the entire agreement between Masimo, and ADI for the manufacture and purchase of Products. There are no other understandings, agreements, representations, express or implied, written or oral, not specified herein. This Agreement may only be amended in writing signed by authorized representatives of Masimo and ADI.

Masimo Corporation		Analog Devices, Inc.

By:	/s/ Ammar Al-Ali	/s/ Gerald McGuire
Name:	Ammar Al-Ali	Gerald McGuire
Title:	CTO	VP – DSP
Date:	10-10-2008	10/7/2008

Schedule 1

DSP Product Specification

The DSP Product shall comply with the requirements set forth in Design Block Diagram identified below (the “Architecture Diagram”) and the additional requirements set forth in this Schedule. The parties agree that once the final Specifications are signed by both parties, those Specifications shall form the basis for the DSP Product functionality.

A.	Power consumption: […***…].

B.	Additional Logic (subject to meeting schedule, power, and package requirements).

Minor changes to the Specifications will be agreed to by the parties on a good faith efforts basis.

1.	[…***…]

2.	[…***…]

3.	[…***…]

4.	[…***…]

5.	[…***…]

Items 3 and 5 above are new features that will be incorporated into the design. ADI will make all reasonable commercial efforts to ensure that these features are fully functional upon initial Delivery of DSP Product in Production Quantities (as defined in Schedule 3), but the non-functionality of these features will not be a factor for any penalty assessment, provided that ADI ensures these functions are fully functional in all Products delivered within 12 months after it Delivers DSP Product in Production Quantities.

* Confidential Treatment Requested

Architecture Diagram

[…***…]

* Confidential Treatment Requested

Schedule 2

Volume Purchase and Pricing Term Sheet

Masimo agrees to buy and ADI guarantees to sell a minimum of […***…] DSP Products in accordance with the following volume purchase pricing and milestone commitments schedule:

Volume Purchase Pricing:

Cumulative DSP Product Purchase Volume to Date(1)	Pricing per DSP Product
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]

Milestone Commitments Schedule:

Cumulative Purchase Volume Milestone (1)(3)	Date by which Milestone must be achieved(2)
[…***…]	12 months after Production milestone (as defined in Schedule 3)
[…***…]	24 months after Production milestone
[…***…]	36 months after Production milestone
[…***…]	48 months after Production milestone
[…***…]	60 months after Production milestone
n/a	n/a
n/a	n/a

Notes:

1.	For purposes of determining Masimo’s cumulative purchase volumes, Labs’ DSP Product purchases and purchases made by Masimo-authorized contract manufacturers will be included with Masimo’s DSP Product purchases.

2.	The DSP product schedule is dependent on the release of the first release ROM Code by Masimo to ADI at least four (4) weeks before tapeout. Once the tapeout is completed, there is at least a 16 week lead time from the point of PO receipt by ADI for shipment of production quantities of the DSP Products. For every day’s delay from the required day for ROM Code drop there will be a delay in the deliveries of all the respective DSP Products and the delay could vary depending on the time of year.

3.	If ADI misses the Production Milestone Due Date (as defined in Schedule 3, infra) by more than three (3) months, then for each month or partial month by which ADI misses the Production Milestone Due Date, in addition to any penalties outlined in Schedule 3, Masimo shall be entitled to modify the annual volume commitments […***…].

For example, if ADI is 8 months late in achieving the Production milestone, Masimo’s first year volume purchase commitment shall be reduced by […***…].

* Confidential Treatment Requested

Schedule 3

Development Schedule and Late Completion Damages

Date	Milestone	Deliverables
[…***…]	IC Design Completed	Tape out
[…***…]	First ROM Code Delivery	First ROM code
[…***…]	First ROM Code freeze
[…***…]	Silicon fab and test complete	Engineering samples
[…***…]	Second ROM Code Delivery	Second ROM Code
[…***…]	Second ROM Code Freeze
[…***…]	Volume Preproduction(1)	Delivery of (X-Grade) DSP Product in Volume Preproduction Quantities(1)
[…***…]	Production(2)	Delivery of DSP Product in Production Quantities(2)

Notes:

1.	The “Volume Preproduction” milestone shall be deemed met when ADI achieves Delivery of DSP Product in Volume Preproduction Quantities (as defined below). The date by which the Production milestone is due (the “Volume Preproduction Milestone Due Date”) shall be the later of (i) […***…] or (ii) such later date as may result from Masimo’s delay in releasing ROM code by the dates set forth in Paragraph (3) below. “Deliver (Delivery of) DSP Product in Volume Preproduction Quantities” means an initial delivery of up to […***…] X-Grade DSP Products as ordered by Masimo in accordance with this Agreement. If Masimo does not place an order for delivery until after the Volume Preproduction Milestone Due Date, then ADI shall be deemed to have timely met the Production milestone if it delivers in accordance with the delivery commitments established by Masimo’s initial order.

2.	“The “Production” milestone shall be deemed met when ADI achieves Delivery of DSP Product in Production Quantities (as defined below). The date by which the Production milestone is due (the “Production Milestone Due Date”) shall be the later of (i) […***…] or (ii) such later date as may result from Masimo’s delay in releasing ROM code by the dates set forth in Paragraph (3) below. In good faith, the parties will continue to work towards improving the foregoing schedule. “Deliver (Delivery of) DSP Product in Production Quantities” means an initial delivery of up to […***…] production level DSP Products as ordered by Masimo in accordance with this Agreement. If Masimo does not place an order for delivery until after the Production Milestone Due Date, then ADI shall be deemed to have timely met the Production milestone if it delivers in accordance with the delivery commitments established by Masimo’s initial order.

3.	The DSP product schedule is dependent on the release of the first release ROM Code by Masimo to ADI at least four (4) weeks before tapeout. Once the tapeout is completed, there is at least a 16 week lead time from the point of PO receipt by ADI for shipment of production quantities of the DSP Products. For every day’s delay from the required day for ROM Code drop there will be a delay in the deliveries of all the respective DSP Products and the delay could vary depending on the time of year.

If ADI does not timely meet the Production Milestone by the Production Milestone Due Date, and is also unable to Deliver DSP Product in Production Quantities within a three (3) month grace period after the Production Milestone Due Date, […***…].

* Confidential Treatment Requested